EXHIBIT 16.1

October 22, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
Gentlemen:

We have read Item 4 of Form 8-K dated October 22, 2003, of StemCells, Inc. and are in agreement with the statements contained in the first and third sentences of the first paragraph, the second paragraph and the first sentence of the third paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP